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                                                                     EXHIBIT 5.1

                                  [LETTERHEAD]

                               September 24, 1999



AMERITRADE HOLDING CORPORATION
4211 South 102nd Street
Omaha, Nebraska 68127

Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration of $200,000,000 aggregate principle amount of 5.75% Convertible Subordinated Notes due August 1, 2004 (the "Notes") issued by Ameritrade Holding Corporation, a Delaware corporation (the "Company"), and 6,142,470 shares of Class A Common Stock, $.01 par value per share (the "Shares"), of the Company into which the Notes may be converted. The Notes and the Shares may be sold from time to time by the holders thereof (the "Selling Securityholders").

     In rendering the opinions expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinions expressed herein are rendered.

     Based upon and subject to the foregoing, we are of the opinion that:

         (i) The Notes to be sold by the Selling Securityholders have been legally issued and are binding obligations of the Company; and

         (ii) The Shares to be sold by the Selling Securityholders, when issued upon conversion of the Notes, will be legally issued, fully paid and non-assessable.
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Ameritrade Holding Corporation
September 24, 1999
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     We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion letter as an exhibit to the registration statement covering resales of the Notes and the Shares and to the reference to this firm under the caption "Validity of Securities" contained therein.


                                             Very truly yours,



                                             /s/ Mayer, Brown & Platt

                                             MAYER, BROWN & PLATT